Exhibit 10.35

July 17, 2008

Mr. Jesse Odom

30 Alfred Lane

New Rochelle, NY 10804

Re:	Separation Agreement and Mutual General Release

This Separation Agreement and Mutual General Release (the “Agreement”) is made between Jesse Odom (“Employee”) and GoAmerica, Inc. (the “Company”) this 17th day of July, 2008.

1. SEPARATION. Effective July 18, 2008 (the “Termination Date”), Employee and the Company agree to terminate Employee’s full-time employment, pursuant to Employee’s offer letter dated December 7, 2007 (“Employment Agreement”), and the Employment Agreement will be of no further force and effect as of such date, except for the obligations under the Employee Invention Assignment & Confidentiality Agreement included therein which shall survive. Effective on the Termination Date, Employee resigns his position as Senior Vice President and shall no longer be employed by the Company. The parties desire that Employee provide transition consulting services to the Company as set forth in Section 2 herein. The parties agree that as of the Termination Date, Employee shall not be entitled to receive any further benefits or compensation (pursuant to the Employment Agreement or otherwise), except as specifically identified in this Agreement.

2. TRANSITIONAL SERVICES & COMPENSATION. Commencing on the Termination Date, the Company engages Employee as an independent consultant for the period of Monday, July 21, 2008 through Tuesday, September 30, 2008 (“Part-Time Transition Period”), unless terminated earlier as a result of a material breach of this Agreement, on the following terms:

(a) Part-Time Transition Period Salary. The Company shall pay Employee during the Part-Time Transition Period a consulting fee at the rate of $16,666.67 per month. Employee shall not be entitled to receive or continue to accrue any employment-related benefits, such as vacation, holiday, sick pay, bonus, or other compensation during the Part-Time Transition Period except as set specifically forth in (b) below.

(b) Medical Benefits and Stock Vesting. The Company will continue to provide medical insurance to Employee and all currently covered dependents through July 31, 2008, and thereafter the Company will pay the health insurance premiums for Employee and all currently insured dependents from August 1, 2008 through the Part-Time Transition Period. Existing stock options will continue to vest during the Part-Time Transition Period from July 21,

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2008 through September 30, 2008. After the Part-Time Transition Period ends, Employee will have ninety (90) days to exercise his stock options.

(c) Part-Time Transition Services. During the Part-Time Transition Period, Employee will report to Ahmet Corapcioglu and will provide transition consulting services as an independent contractor on a full time basis for the period commencing Monday, July 21, 2008 through Tuesday, September 30, 2008. The parties agree that after the Part-Time Transition, if mutually agreed by the parties, the parties may continue their consulting relationship, if they enter into a separate written independent contractor/consulting agreement identifying the services to be provided, compensation, and other related material terms. This possible future consulting agreement does not in any way affect the terms herein, and both parties agree that they are not relying on or making any commitment to any such future arrangement in entering into this Separation Agreement and Mutual General Release.

3. ACCRUED AND SEVERANCE COMPENSATION.

(a) Accrued Compensation. On the Termination Date, or shortly thereafter, the Company will pay Employee all accrued salary, and all accrued and unused vacation earned through the Termination Date, subject to standard withholdings. Employee represents and agrees that, except as expressly provided below, he has received all compensation owed to him by Company through his Termination Date, including any and all wages, commissions, bonuses, incentives, stock options, earned but unused vacation, severance benefits and any other compensation of any kind to which he was or may have been entitled in connection with his employment with Company.

(b) Severance Payment. After the Part-Time Transition Period, the Company will pay Employee severance compensation in a monthly amount of $16,666.67, less standard withholdings, payable on regularly scheduled Company paydays, for the period commencing on October 1, 2008 and continuing through September 30, 2009.

(c) Medical Benefits. After the Part-Time Transition Period, the Company will pay the health insurance premiums for Employee and all currently insured dependents through July 18, 2009 provided that Employee has made a timely election to continue such coverage under COBRA. Thereafter, Employee may continue health insurance by making a timely election to continue such coverage under COBRA and paying the applicable premiums on a timely basis.

4. EXPENSE REIMBURSEMENTS. Within ten (10) days of the Termination Date, Employee agrees to submit his final documented expense reimbursement statement, including all supporting receipts and documentation, reflecting all business expenses incurred through the Termination Date, if any. The Company will provide reimbursement for these expenses pursuant to its regular business practices.

5. RETURN OF COMPANY PROPERTY. No later than upon the conclusion of the Part Time Transition Period, Employee agrees to return to the Company all Company documents (and all copies thereof) and other Company property which he has in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and

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forecasts, financial information, specifications, computer-recorded information, tangible property, including, but not limited to, credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

6. GENERAL RELEASE.

(a) Mutual Release. Employee does hereby forever irrevocably and unconditionally fully release and discharge GoAmerica, Inc. and its predecessors, successors, subsidiaries, and their past and current officers, directors, agents, employees, partners, shareholders, insurers, affiliates and assigns (collectively referred to hereafter as “Released Parties”) from any and all causes of action, claims, suits, demands or other obligations or liabilities of every kind and nature (including without limitation attorneys’ fees and costs), whether known or unknown, that Employee ever had, now has, or may in the future have that arose on or before the date Employee executes this General Release, including but not limited to all claims regarding any aspect of his employment with any of the Released Parties, compensation, including, but not limited to any claims for wages, commissions, stock, bonuses, overtime, vacation pay, expense reimbursements, or any other form of compensation, the cessation of his employment, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, all state anti-discrimination laws, labor laws, and wage and hour laws, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Employee Retirement Income Security Act, any other federal, state or local law, regulation or ordinance or public policy, contract, tort, or property law theory, or any other cause of action whatsoever (collectively referred to hereafter as the “Claims”). Employee agrees not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of the Company and except where disallowed by law) legal or administrative proceedings against any of the Released Parties with respect to any Claims. Employee understands and agrees that in the event Employee breaches any provision of this General Release, in addition to any other damages or relief to which the Released Parties may be entitled, the benefits described herein may be withheld, rescinded, and/or recovered.

Likewise, the Company does irrevocably and unconditionally hereby fully release and discharge Employee from any and all causes of action, claims, suits, demands or other obligations or liabilities of every kind and nature (including without limitation attorneys’ fees and costs), whether known or unknown, that Company ever had, now has, or may in the future have that arose on or before the date Company executes this General Release, including without limitation, all claims regarding any aspect of the Employee’s employment, the termination of the parties’ relationship, or any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date the Company signs this Separation Agreement and Mutual General Release (“Employee Claims”). Company agrees not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of the Employee and except where disallowed by law) legal or administrative proceedings against Employee with respect to any Employee Claims. Company understands and agrees that in the event Company breaches any provision of this General Release, in addition to any other damages or relief to which the Released Parties may be entitled, the benefits described herein may be withheld, rescinded, and/or recovered.

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(b) Older Workers’ Benefit Protection Act Release. The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties. Employee is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to Andrea Wilson, the Company’s Senior Vice President—Talent Management. In addition, Employee has a period of seven days following his execution of this Agreement in which he may revoke the Agreement. If Employee does not advise Andrea Wilson by a writing received by her within such seven day period of Employee’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.

7. CONFIDENTIALITY. The provisions of this Agreement shall be held in confidence by Employee and shall not be publicized or disclosed in any manner whatsoever; provided, however, that Employee may disclose this Agreement: (a) to his immediate family; (b) his attorneys, accountants, auditors, tax preparers, and financial advisors; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

8. PROTECTION OF CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment (including during the Part-Time Transition Period) with the Company he had and will have access to and become acquainted with confidential, proprietary, trade secret, and private information related to the Company, its past and present customers, partners, employees and business contacts, including without limitation, business methodologies, product information, customer lists and data, marketing and distribution strategies, financial data and plans, and other intellectual property. Employee agrees that he will not now or any time in the future disclose or use, either directly or indirectly, any of such confidential, proprietary, trade secret, or private information of the Company. Employee acknowledges that this paragraph supplements and does not supersede any agreement relating to confidentiality, proprietary information or inventions.

9. NONDISPARAGEMENT. Employee agrees not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.

10. MISCELLANEOUS. This Agreement, and the Employee Invention Assignment & Confidentiality Agreement previously entered into by Employee, constitute the complete, final and exclusive embodiment of the entire agreement between the parties with regard to this subject matter. It is entered into without reliance on any promise or representation, written, oral, or implied, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by Employee and the CEO or CFO of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of this      th day of July, 2008.

GoAmerica, Inc.	Employee

Ahmet Corapcioglu, SVP	Jesse Odom

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